Exhibit 10.37

CIRCOR CONFIDENTIAL

December 20, 2021

RE:    Retention Bonus
Dear Jessica:
We consider your continued service and dedication to CIRCOR essential to our business during a critical period of time. To incentivize you to remain employed with CIRCOR during this critical time, we are pleased to offer you a retention bonus, as described in this letter agreement.
In recognition of your continued service with CIRCOR through and until December 31, 2022 (the “Retention Period”), we are offering you a retention bonus in the amount of $150,000, less all applicable withholdings and deductions required by law (the “Retention Bonus”).
The Retention Bonus will be paid in two installments. The first installment will be $100,000 and will be payable upon the timely filing of CIRCOR’s 10-K for the fiscal year ended December 31, 2021 with the U.S. Securities & Exchange Commission (“First Payment Date”), with payment to occur on the first regularly scheduled pay date following the First Payment Date. In order to be eligible for the first installment, you must meet the following criteria:
1.    You are actively employed by CIRCOR, and your performance has been satisfactory, as determined in CIRCOR’s sole discretion, from the date of this letter agreement through the First Payment Date.
2.    You have not given notice of your intent to resign your employment.
3.    CIRCOR has not given you notice of its intent to terminate your employment on or before the First Payment Date; provided, however, that you will be eligible to receive a pro rata portion of the first installment if CIRCOR gives you notice of its intent to terminate your employment other than for cause, as determined in CIRCOR’s sole discretion, on or before the First Payment Date and you satisfy all of the other eligibility criteria.
If you are terminated for cause, after the first installment is paid but prior to the end of the Retention Period, you agree to repay the first installment in full within fifteen (15) calendar days of the termination of your employment.

The second installment of $50,000 will be made on the first regularly scheduled pay date after the end of the Retention Period. In order to be eligible for the second installment, you must meet the following criteria:
1.    You are actively employed by CIRCOR, and your performance has been satisfactory, as determined in CIRCOR’s sole discretion, through the end of the Retention Period;
2.    You have not given notice of your intent to resign your employment at any point prior to the end of the Retention Period; and
3.    CIRCOR has not given you notice of its intent to terminate your employment on or before the end of the Retention Period; provided, however, that you will be eligible to receive a pro rata portion of the second installment if CIRCOR gives you notice of its intent to terminate your employment other than for cause, as determined in CIRCOR’s sole discretion, before the end of the Retention Period and you satisfy all of the other eligibility criteria.
Your employment remains at-will, meaning that you and CIRCOR may terminate the employment relationship at any time, with or without cause, and with or without notice.
This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.
This letter agreement contains all of the understandings and representations between CIRCOR and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede any other agreements between CIRCOR and you. Such agreements shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both the Chief People Officer of CIRCOR and you.

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30 Corporate Drive, Suite 200 | Burlington, MA 01803 USA | Tel: 781.270.1200 | www.circor.com

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of Massachusetts, including its statutes of limitations and Massachusetts choice of law statutes, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.
Please sign and date this letter agreement and return the signed copy to Mary Kate Geraghty, VP Associate General Counsel within five (5) days.
We look forward to your continued employment with us.
Very truly yours,

Scott A. Buckhout
Chief Executive Officer

Agreed to and accepted by:

Jessica Wenzell

Date:

30 Corporate Drive, Suite 200 | Burlington, MA 01803 USA | Tel: 781.270.1200 | www.circor.com